Foundation Funds N-SAR Exhibits

Sub-Item 77C: Submission of matters to a vote of security holders.

The shareholders of Delaware Group
Foundation Funds (the "Trust") voted on the following proposals at the special meeting of shareholders on March 23, 2005 or as adjourned. The description of each proposal and number of shares voted are as follows:

1. To elect a Board of Trustees for the
Trust.

Shares Voted For
Shares Voted Withheld Authority
Thomas L. Bennett
13,174,161
350,173
Jude T. Driscoll
13,156,029
368,305
John A. Fry
13,174,161
350,173
Anthony D. Knerr
13,154,302
370,032
Lucinda S. Landreth
13,172,658
351,676
Ann R. Leven
13,172,658
351,676
Thomas F. Madison
13,157,964
366,370
Janet L. Yeomans
13,155,917
368,417
J. Richard Zecher
13,176,320
348,014

2. To approve the use of a "manager of
managers" structure whereby the investment manager of the funds of the Trust will be able to hire and replace subadvisers without shareholder approval.


For
Against
Abstain
Delaware Balanced Allocation Portfolio
2,631,951
25,212
40,146
Delaware Growth Allocation Portfolio
2,495,209
83,594
67,376
Delaware Income Allocation Portfolio
3,017,643
34,451
31,794